                               EXHIBIT 12
                                                                    ----------




                     PACIFIC TELESIS GROUP AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES




  (Dollars in millions)
                                                            9/30/95   9/30/94
                                                            -------   -------

  1. Earnings
     --------
     Adjusted income from continuing operations before
       income taxes                                          $1,274    $1,395
     Interest expense                                           350       336
     Interest in operating rental expense (a)                    24        26
                                                            -------   -------
     Total earnings - continuing operations                  $1,648    $1,757
                                                            -------   -------


  2. Fixed Charges
     -------------
     Interest expense (b)                                    $  366    $  336
     Interest in operating rental expense (a)                    24        26
                                                            -------   -------
     Total fixed charges - continuing operations             $  390    $  362
                                                            -------   -------
     RATIO OF EARNINGS TO FIXED CHARGES
       (1 divided by 2)                                        4.23      4.85
                                                            =======   =======




  (a)   Computed as 1/3 of operating rental expense.
  (b)   Includes capitalized interest.